EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


                                             Jurisdiction of       Percentage
               Name                           Incorporation        Ownership

Hyde International Services, Ltd.              Hong Kong              100%

Hyde, Inc.                                     Maine                  100%

Saucony Canada, Inc.(1)                        Ontario                 85%

Saucony UK, Inc.(1)                            Massachusetts          100%

Saucony Sports, B.V.(1)                        Netherlands            100%

Saucony SP Pty. Ltd.(1)                        Australia              100%

Saucony Deutschland Vertriebs GmbH(1)          Germany                100%

QR Divestiture, Inc.(2)                        Delaware               100%

Saucony Asia Pacific Limited                   Hong Kong              100%



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(1)Does business as "Saucony."
(2)Formerly known as Quintana Roo, Inc.